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                                                                   Exhibit 10.13



                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement") made effective as of _______________ by and between PharMerica, Inc., a Delaware corporation (the "Company"), and _____________ (the "Executive").

         In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

                                    SECTION I
                                   EMPLOYMENT

         The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company for the Period of Employment as provided in Section III.A. below upon the terms and conditions provided in the Agreement.

                                   SECTION II
                          POSITION AND RESPONSIBILITIES

         During the Period of Employment, the Executive agrees to serve as _____________________ of the Company and to be responsible for the typical management responsibilities expected of an officer holding such positions and such other responsibilities consistent with those positions as may be assigned to the Executive from time to time by the Board of Directors of the Company including, but not limited to, evaluating and responding to the Company's finance, accounting, treasury, tax, investor relations, and mergers and acquisitions issues.

                                   SECTION III
                                TERMS AND DUTIES

         A. Period of Employment

         The period of Executive's employment under this Agreement, will commence as of __________, and shall continue through ___________, subject to extension or termination as provided in this Agreement (the "Period of Employment").

         B. Duties

         During the Period of Employment, the Executive shall devote substantially all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries. The Executive will perform faithfully the duties which may be assigned to him from time to time by the Board of Directors. This agreement does not restrict Executive's right while employed by the Company to make passive investments in other businesses that do not require any active services or participation on his part or to engage in the



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business activities described on Appendix A to this Agreement or any other business activities approved by the Board of Directors or the Compensation Committee of the Board of Directors, so long as those authorized business activities do not interfere with the performance of his employment duties in this Agreement. Schedule A will be updated to reflect any additional business activities that are approved by the Board of Directors or the Compensation Committee of the Board of Directors. The Company does not have any interest in the gains, profits, or income the Executive derives from his passive investments or authorized business activities.

                                   SECTION IV
                            COMPENSATION AND BENEFITS

         A. Compensation

         For all services rendered by the Executive in any capacity during the Period of Employment, the Company shall pay the Executive an annual base salary ("Base Salary") of _______________ Dollars ($__________) per year, subject to increases approved by the Board of Directors or the Compensation Committee of the Board of Directors. Such Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than once each month.

         B. Annual Incentive Award; Signing Bonus

         The Executive will be eligible for an annual incentive compensation award ("Annual Incentive Award") for each fiscal year during the Period of Employment with a target amount equal to __% of the Executive's then current Base Salary and tied to objective criteria to be established annually by the Board of Directors or the Compensation Committee by agreement with the Executive. The Company shall pay to Executive his Annual Incentive Award in cash within five day after it is approved by the Board of Directors or the Compensation Committee of the Board of Directors, but in no event later than the 90th day after the end of each fiscal year. For the period ending December 31, 1998 the Company guarantees that the Executive's Annual Incentive Award will be _________ Dollars ($_______) and will be paid on December 31, 1998. As an inducement to enter into this Agreement, the Company shall extend to the Executive a one-time interest-free loan through December 31, 1998 of __________ Dollars ($________). The loan will be canceled, discharged and forgiven on the earlier of (a) December 31, 1998 but only if Executive is employed by the Company on that date, (b) the effective date of the termination of Executive's employment with the Company, if Executive's employment under this Agreement is terminated by the Company Without Cause (as defined in subsection VIII.D below) or by Executive for Good Reason (as defined in subsection VIII.D below), or (c) on the effective date of a Change in Control (as defined in subsection XI.C below). If Executive resigns his employment with the Company before December 31, 1998, Executive shall repay the loan to the Company on the last of employment.





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         C. Options

         The Company will take all actions necessary to grant to Executive, promptly after the date of this Agreement, non-qualified options to purchase ________ shares of the Company common stock, $.001 par value. The options will be exercisable as to one-third of the shares on the grant date, an additional one-third of the shares on the first anniversary of the grant date, and the remaining one-third of the shares on the second anniversary of the grant date. The options shall be in the form attached as Appendix B to this Agreement and shall be governed by the terms and provisions of the Company 1995 Incentive and Nonqualified Stock Option Plan for Key Personnel and Directors (the "Plan"). Each option will allow all or any part of the exercise price and any applicable tax withholding for any shares to be purchased pursuant to exercise of the options to be paid by any combination of the following methods: (a) by a cash payment to the Company; (b) by Executive delivering to the Company his written election for the Company to withhold a portion of the shares otherwise issuable to Executive pursuant to the exercise of the option; (c) by transferring to the Company outstanding shares of Employer's common stock that have been owned by Executive for more than six months on the exercise date of the option; or (d) to the extent approved in advance by the committee that administers the Plan, by delivering to the Company a copy of irrevocable instructions that have been provided by Executive to a financial institution or a securities broker-dealer to pay promptly to the Company all or a portion of the proceeds from either a sale of the share to be purchased pursuant to the exercise of the option or a loan to be secured by a pledge of all or a portion of those shares. Share that are transferred to, or withheld by, the Company in payment of the exercise price or any tax withholding will be valued for purposes of payment at their market value on the exercise date of the option.

         D. Additional Benefits

         The Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites that are provided to the Chief Executive Officer of the Company and also for which any salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans including capital accumulation programs, restricted stock programs, stock purchase programs and stock option plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or senior executives. To the extent that periods of service are relevant for purposes of eligibility, vesting accrual, or determining the level of benefits payable under any employee benefit, welfare, or compensation plan, trust, program, practice, agreement, or arrangement that is sponsored or maintained by Company and provides benefits to Executive, other than the Plan (a "Company Benefit Plan"), the Company shall use its best


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efforts to cause Executive to be given full credit for his respective periods of previous service with Pharmacy Corporation of America and Pharmacy Management Services, Inc. In addition, the Company shall use commercially reasonable efforts to assure that any Company Benefit Plan that provides dental, vision, medical, or other healthcare benefits to Executive (a) gives Executive full credit toward its deductibles and co-insurance amounts for deductibles and co-insurance payments incurred or satisfied by the employee for the same period under any similar plan under which Executive participated before becoming employed by the Company, and (b) waives any preexisting condition limitation for Executive or any dependent of Executive to the extent that the person was covered for that condition under any plan providing healthcare benefits under which Executive and his dependents participated before becoming employed by the Company. The Executive will be entitled to an annual paid vacation of four weeks per year, which will be accrued ratably during each year. Any unused annual vacation time will accumulate in accordance with the Company's vacation policy. Upon termination of Executive's employment with the Company, the Company shall compensate Executive for accumulated but unused vacation time in accordance with Company policy. In addition to vacation time, Executive may have additional days of paid holiday or absence as determined in accordance with the Company's policy or as approved by the Board of Directors or the Compensation Committee of the Board of Directors.

         E. Automobile Allowance

         Executive shall receive an automobile allowance of $_____ per month, beginning in August, 1998. Executive shall maintain an automobile of his choice for his use in the conduct of the Company's business.

         F. Professional Dues, Fee and Memberships

         The Company shall pay or promptly reimburse Executive for all professional dues, fees, and costs, including all costs of continuing professional education required to maintain his license as a certified public accountant and memberships in professional associations and organizations.

                                    SECTION V
                                BUSINESS EXPENSES

         The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement. The Company will provide Executive with a corporate credit card billed to the Company. Executive must support all expenditures with customary receipts and expense reports subject to review.



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                                   SECTION VI
                                   DISABILITY

         A. Payments; Vesting of Options Upon Disability

         In the event of disability of the Executive during the Period of Employment, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of his disability, until such time as the Executive's long-term disability insurance benefits are available. However, in the event the Executive is disabled for a continuous period of six (6) months after the Executive first becomes disabled, the Company may terminate the employment of the Executive. Upon such termination, ordinary compensation will no longer be paid, except for earned but unpaid Base Salary and any Annual Incentive Award that would be payable on a pro-rated basis for the year in which the disability occurred. In the event of such termination, all unvested stock options held by the Executive shall be deemed fully vested on the date of such termination. The term "disability" shall, for the purposes of this Agreement, have the same meaning as under any disability insurance provided to the Executive pursuant to this Agreement or otherwise.


         B. Assistance to the Company

         Following a termination of Executive's employment attributable to his disability, and for so long as he is physically and mentally able to do so and is continuing to receive payment of his Base Salary and/or disability insurance benefits as provided above, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health.

                                   SECTION VII
                                      DEATH

         In the event of the death of the Executive during the Period of Employment, the Company's obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary and Annual Incentive Awards which will be paid on a pro-rated basis for that year (based on the ratio of the number of days in the year on and before the date of his death to the number of days in the year after the date of his death). The Executive's designated beneficiary will be entitled to receive the proceeds of any life or other death benefit programs provided in this Agreement.





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                                  SECTION VIII
                       EFFECT OF TERMINATION OF EMPLOYMENT

         A. Termination Without Cause

         If the Company terminates Executive's employment Without Cause, as defined in this Agreement, or if Executive terminates his employment for Good Reason, as defined in this Agreement, the Company will pay the Executive in a lump sum on or before the effective date of the termination of Executive's employment (the "Severance Date") the following: (i) any and all earned but unpaid Base Salary and Annual Incentive Award that is owed to Executive through the Severance date; plus (ii) compensation for any accumulated but unused vacation time as of the Severance Date according to Company policy; plus (iii) severance compensation in an amount equal to 150% of Executive's Base Salary as of the Severance Date, plus (iv) a pro rata portion of Executive's target Annual Incentive Award for the fiscal year ending on or after the Severance Date (based on the ratio of the number of days in the fiscal year on and before the Severance Date to the number of days in the fiscal year after the Severance
Date). Furthermore, the Company shall contribute to its retirement plan for the account of Executive for the year ending on or after the Severance date the entire amount that it would have contributed for that year in the absence of the termination of Executive's employment (but in no event less than the percentage contribution that it made for Executive in the immediately preceding year), increased to reflect the additional year of service and taking into account Executive's annualized rate of compensation for purposes of the retirement plan, the percentage of that compensation that Executive was contributing to the retirement plan as of the Severance Date, and the Company's matching contribution rate for that year (or, if greater the preceding year). The amounts payable to Executive pursuant to this subsection VIII.A will not be reduced by the amount of any income that Executive earns or could earn from alternative employment during the remainder of the Employment Period. The Company waives any duty that Executive might have under law to mitigate his damages by seeking alternative employment. In addition, the Company shall continue to provide to Executive for eighteen (18) consecutive months following the Severance Date the benefits and perquisites described in this Agreement as in effect at the Severance Date. If the Executive's employment terminates Without Cause, or for Good Reason, or pursuant to Section XI, all stock options granted to the Executive under the Plan or any other stock option program ("Options") shall be deemed fully vested and immediately exercisable, and the Company shall cause the Options to remain exercisable for twelve (12) months from the Severance Date.

         B. Termination With Cause

         If Executive resigns or the Company terminates Executive With Cause, the Company shall pay to Executive on or before the Severance Date the following: (i) any and all earned but unpaid Base Salary that is owed to Executive through the Severance Date; plus (ii) compensation for any accumulated but unused vacation time as of the




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Severance Date according to Company policy. No other payments will be made or benefits provided by the Company.

         C. Effect of Certain Terminations

         Upon termination of the Executive's employment for reasons other than due to death, disability, or pursuant to Paragraph A of this Section or Section XI, or upon Executive's resignation (other than for Good Reason or in connection with a Change in Control), the Period of Employment and the Company's obligation to make payments under this Agreement will cease as of the date of the termination except as expressly defined in this Agreement.

         D. Definitions

         For this Agreement, the following terms have the following meanings:

                  (1) Termination "With Cause" means termination of the Executive's employment by the Company's Board of Directors acting in good faith by written notice by the Company to the Executive specifying the event relied upon for such termination, due to the Executive's serious, willful misconduct with respect to his duties under this Agreement, including, but not limited to, conviction for a felony or perpetration of a common law fraud, that has resulted or is likely to result in material economic damage to the Company.

                  (2) Termination "Without Cause" means termination by the Company of the Executive's employment other than due to death, disability, termination With Cause, or pursuant to a Change in Control as described in
Section XI.

                  (3) Termination for "Good Reason" means either (i) the Executive is removed or not elected, reelected or otherwise continued in the office of the Company or any of its subsidiaries which he held immediately prior to his removal or failure to be elected, reelected, or otherwise continued in that office, (ii) the Executive's duties, responsibilities or authority as an employee are materially reduced or diminished from those in effect on the date hereof without the Executive's consent; (iii) the Executive's compensation or benefits are reduced without the Executive's consent, unless all executive officers have their salaries reduced in the same percentage amount, not to exceed 15%; (iv) the Company reduces the potential earnings of the Executive under any performance-based bonus or incentive plan of the Company that remains in effect; (v) without his written consent, the Company compels that the Executive's employment be based other than at Tampa, Florida, whether the change in the location of Executive's principal place of work is mandated by the Company or required to avoid continual commuting to perform corporate duties and responsibilities assigned to him by the Company; (vi) any successor in interest of the Company or all or substantially all its business or assets (whether by acquisition, merger, liquidation, consolidation, reorganization, sale or transfer of assets or business, or otherwise) fails or refuses to expressly assume in writing this Agreement and




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all of the duties and obligations of the Company hereunder pursuant to Section
XIV hereof, (vii) the Company breaches any of the provisions of this Agreement, any stock option or other agreement with Executive, (viii) the Company fails to furnish to Executive during the Employment Period furnished office space, a full-time secretary who is acceptable to him and such other services, amenities, facilities, and clerical support as are adequate for the performance of his duties and commensurate with his positions with the Company; (ix) the Company assigns to Executive or asks him to perform, without his written approval, any employment duties that are materially inconsistent with those customarily associated with the responsibilities of an executive vice president and chief financial officer of a publicly held Corporation.

                                   SECTION IX
                      OTHER DUTIES OF THE EXECUTIVE DURING
                       AND AFTER THE PERIOD OF EMPLOYMENT

         A. Cooperation During and After Employment

         The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonable be requested in connection with any claims or legal actions in which the Company is or may become a party.

         B. Confidential Information

         The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive's duties under this Agreement. The Executive will not during the Period of Employment or for five (5) years thereafter, except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company, except as required by law or to comply with a request by a court or a governmental authority to be disclosed (pursuant to a subpoena or otherwise), but only if Executive promptly notifies the Company of the required or requested disclosure so the Company may seek a protective order to prevent disclosure of the information, and except for information that (i) has been disclosed by the Company to anyone else on a non-confidential basis, (ii) is generally available to the public other than as a result of a disclosure by Executive or any person to whom Executive disclosed the information in violation of this Agreement or (iii) is available to Executive on a non- confidential basis from a source other than the Company, a person acting on behalf of the Company, or a person who has a legal duty (by agreement or otherwise) to keep the information confidential, so long as Executive does not provide to anyone (by access or photocopy) any document that was obtained from the Company. The Executive will not make use of this type of information for his own purposes or for the benefit of any person




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or organization other than the Company. The Executive will also use commercially reasonable efforts to prevent the disclosure of this information by others. All records, memoranda, etc, relating to the business of the Company, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of the Company, subject to the exceptions provided above.

         C. Certain Restricted Activities

         During the Period of Employment and for a twelve (12) month period thereafter, the Executive will not use his status with the Company to obtain goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company. During the Period of Employment and for a twelve (12) month period following termination of the Period of Employment, other than termination Without Cause or for Good Reason: the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company; the Executive, without prior express written approval by the Board of Directors of the Company, will not directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party engaged in the same or any similar business in the same geographic areas the Company does business; and the Executive, without express prior written approval from the Board of Directors, will not solicit any members of the then current clients of the Company for the purpose of diverting, soliciting, or accepting any business in competition with the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company for the purpose of terminating her or his employment to work for a competitor of the Company. For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interest) in a business firm or entity, or ownership of more than 5% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. For a twelve (12) month period after termination of the Period of Employment for any reason, the Executive will not directly or indirectly hire any employee of the Company to work for a competitor of the Company or solicit or encourage any such employee to leave the employ of the Company for the purpose of working for a competitor of the Company.

         D. Remedies

         The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section IX would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of
Section IX without being required to prove damages or furnish any bond or other security, except as otherwise required by law. The Executive hereby acknowledge the necessity of protection against the competition of, and certain




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other possible adverse actions by, the Executive and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. If, however, any court or arbitrator determines that the restrictions described herein are not reasonable, the court or arbitration panel may modify, rewrite or interpret such restrictions to include as much of their nature and scope as will render them enforceable.

         E. Effect of Material Default

         The Executive shall not be bound by the provisions of Section IX in the event of a breach by the Company of any material obligations under this Agreement that is to be performed upon or after termination of Executive's employment with the Company or if Executive's employment under this Agreement is terminated by the Company Without Cause or by Executive for Good Reason (other than pursuant to section XI).

                                    SECTION X
                           INDEMNIFICATION, LITIGATION

         The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company whichever affords the greater protection to the Executive. In addition, the Company shall enter into a separate indemnity agreement with Executive in substantially the form attached as Appendix D to this Agreement.

                                   SECTION XI
                                CHANGE IN CONTROL

         A. Effect of Change in Control

         In the event there is a Change in Control and within the twenty-four
(24) month period following such event Executive is terminated With Cause or Without Cause or Executive elects to resign for Good Reason, or within the six
(6) month period following such event Executive elects to resign with or without Good Reason, the Company shall pay to the Executive within ten days after the termination of his employment with the Company the amounts described in (1),
(2), and (3) below.

                  (1) The Company shall pay to the Executive in a lump sum upon such termination or resignation an amount equal to 150% of the sum of his Base Salary on the date of resignation or termination (or, if higher, on the date of the Change in Control) plus the greater of the most recent Annual Incentive Award paid or earned by Executive or the current Annual Incentive Award target in effect at the time of such termination or resignation. In addition, any stock options granted to the Executive pursuant to the Plan prior to his resignation or termination will become fully vested and immediately exercisable upon a Change in Control whether or not the Executive is terminated or resigns and shall remain exercisable for one year following the Change in Control. The benefits and




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perquisites described in this Agreement as in effect at the date of resignation or termination of employment (or at the date of the Change in Control, if the benefits and perquisites are reduced thereafter) will also be continued for thirty-six (36) months from the effective date of Executive's termination or resignation pursuant to a Change of Control. Executive shall also have COBRA continuation rights for healthcare coverage, beginning after the end of such thirty-six (36) month period and the Company shall pay all premiums or other costs of healthcare coverage for Executive and his dependents during the COBRA continuation period. The obligation of Company to pay for Executive's COBRA healthcare coverage costs during the thirty-six (36) month period shall terminate upon Executive obtaining other employment to the extent such insurance is provided by Executive's new employer. Company matching payments for corporate retirement plans will become fully vested. The Company will reimburse Executive for expenses in moving Executive to the location of his choice in the United States under the terms and conditions of the Company's Executive moving policy, within three (3) years from such termination or resignation.

                  (2) The Company shall pay to Executive upon such resignation or termination, as a retention bonus for services actually rendered on and after the date of the Change in Control, a lump sum payment equal to 50% of the sum of his Base Salary on the date of resignation or termination (or, if higher, on the date of the Change in Control) and the greater of the most recent Annual Incentive Award paid or earned by Executive or the current Annual Incentive Award target in effect at the time of such termination or resignation.

                  (3) The Company shall pay to executive upon such resignation or termination, in exchange for Executive agreeing not to solicit any of the then current customers or employees of the Company on behalf of any competitor of the Company for a period of twelve (12) months following his resignation or termination of employment, a lump sum payment equal to 100% of the sum of his Base Salary on the date of resignation or termination (or, if higher, on the date of the Change in Control) and the greater of the most recent Annual Incentive Award paid or earned by Executive or the current Annual Incentive Award target in effect at the time of such termination or resignation.

         B. Excise Tax Indemnification.

         If the Internal Revenue Service asserts, or if Executive or the Company is advised in writing by a "Big Five" accounting firm, that any payment in the nature of compensation to, or for the benefit of, Executive from the Company (or any successor in interest) constitutes an "excess parachute payment" under section 280G of the Code, whether paid pursuant to this Agreement or any other agreement, and including property transfers pursuant to stock options and other employee benefits that vest upon a change in the ownership of effective control of the Company (collectively, the "Excess Parachute Payments") the Company shall pay to Executive, on demand, a cash sum sufficient (on a grossed-up basis) to indemnify Executive and hold him harmless from the following (the "Tax Indemnity Payment"):





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                  (i) The amount of excise tax under section 4999 of the Code on the entire amount of the Excess Parachute Payments and all Tax Indemnity Payments to Executive pursuant to this subsection B:

                  (ii) The amount of all estimated local, state, and federal income taxes on all Tax Indemnity Payments to Executive pursuant to this subsection B (determined in each case at the highest marginal tax rate);

                  (iii) The amount of any fines, penalties, or interest that have been or potentially will be, assessed in respect of any excise or income tax described in the preceding clauses (a) or
                  (b);

so the amounts of Excess Parachute Payments received by Executive will not be diminished by an excise tax imposed under section 4999 of the Code or by any local, state, or federal income tax payable in respect of the Tax Indemnity Payments received by Executive pursuant to this subsection B.

         C. Definition of Change In Control

         A "Change in Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the Company shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate, (iv) as the result of, or in connection with, any contested election for the Board of Directors of the Company, or any tender or exchange offer, merger or business combination or sale of assets, or any combination of the foregoing (a "Transaction"), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company, or any successor thereto, or (v) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 ("Exchange Act"), other than any employee benefit plan then maintained by the Company, shall acquire more than 50% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i)(as in effect on the date hereof) pursuant to the Exchange Act.






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                                   SECTION XII
                                WITHHOLDING TAXES

         The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                                  SECTION XIII
                           EFFECTIVE PRIOR AGREEMENTS

         This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment, severance, or other similar agreements between the Company, its predecessors and its affiliates, and the Executive, except for the Indemnity Agreement between Executive and the Company that is dated the same date as this Agreement, the Agreement dated December 8, 1995, between Executive and Beverly Enterprises, Inc. ("Beverly") (which provides for indemnification of Executive),
Section 3.12 of the Agreement and Plan of Merger dated December 26, 1994, as amended May 19, 1995 between Beverly and Pharmacy Management Services, Inc, (which provides for indemnification of Executive), and the Change in Control Severance Agreement dated as of December 5, 1995, between Executive and Beverly, as amended by the First Amendment to Change in Control Severance Agreement between Executive and Beverly.

                                   SECTION XIV
                     CONSOLIDATION, MERGER OR SALE OF ASSETS

         Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the company hereunder. Upon such a Consolidation, Merger or Sale of Assets, the term "the Company" as used will mean the other corporation and this Agreement shall continue in full force and effect. This Section XIV is not intended to modify or limit the rights of the Executive hereunder, including without limitation, the rights of Executive under Section XI.

                                   SECTION XV
                                  MODIFICATION

         This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived, except in Writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.





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



                                   SECTION XVI
                           GOVERNING LAW; ARBITRATION

         This Agreement has been executed and delivered in the State of Florida and its validity, interpretation, performance and enforcement shall be governed by the laws of that state, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions. If any dispute arises between Executive and the Company with respect to this Agreement, either party may elect (but is not obligated) to submit the dispute to arbitration before a panel of arbitrators in accordance with the Florida Arbitration Code by giving the other party a written notice of arbitration in accordance with section XVII of this Agreement. If a party elects to arbitrate a dispute before a lawsuit is filed with respect to the subject matter of the dispute, arbitration will be the sole and exclusive method of resolving the dispute, the other party must arbitrate the dispute, and each party will be barred from filing a lawsuit concerning the subject matter of the arbitration, except to obtain an equitable remedy. A party's right to submit a dispute to arbitration does not restrict its right to institute litigation to obtain any legal or equitable remedy. The filing of a lawsuit by either party before the other party has elected that a dispute be submitted to arbitration will bar and preclude both Executive and the Company from submitting the subject matter of the lawsuit to arbitration while the lawsuit is pending.

         The arbitration panel will consist of one arbitrator who is mutually acceptable to Executive and the Company, or if they cannot agree on a single arbitrator within ten days after the effective date of the written demand for arbitration, three arbitrators, with one arbitrator selected by the Company, the second selected by Executive, and the third, neutral arbitrator selected by agreement of the first two arbitrators. If the arbitration panel will consist of three arbitrators, each party shall select an arbitrator and notify the other party of the selection within 15 days after the effective date of the notice of arbitration and the two arbitrators selected by the parties shall select the third arbitrator within 30 days after the effective date of the notice of arbitration. A party who fails to select an arbitrator within the prescribed 15-day period waives the right to select an arbitrator or to have an additional, neutral arbitrator selected by the arbitrator selected by the other party, and the arbitrator chosen by the other party will constitute the "arbitration panel" for purposes of the Agreement.

         Every arbitrator must be independent (not a relative of Executive or an officer, director, employee, or shareholder of the Company or any subsidiary) without any economic or financial interest of any kind in the outcome of the arbitration. Each arbitrator's conduct will be governed by the Code of Ethics for Arbitrators in Commercial Disputes (1985) that has been approved and recommended by the American Bar Association and the America Arbitration Association.

         Within 120 days after the effective date of the notice arbitration, the arbitration panel shall convene a hearing for the dispute to be held on such date and at such time and place in Tampa, Florida, as the arbitration panel designates upon 60 days' advance notice to Executive and the Company. The arbitration panel shall render its decision within 30 days after the conclusion of the hearing. The decision of the arbitration panel will be binding and conclusive as to Executive and the Company and, upon the pleading of either party, any court having jurisdiction may enter a judgment of any award rendered in the arbitration, which may include an award of damages. The arbitration panel shall hear and decide the dispute based on the evidence produced, notwithstanding the failure or refusal to appear by a party who has been duly notified of the date, time and place of the hearing.

         The parties to this Agreement (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction over Hillsborough County, Florida, (b) stipulate that the proper, exclusive, and convenient venue for every legal proceeding arising out of Executive's employment with the Company is Hillsborough County, Florida, in the case of state trial court proceedings, and the Middle District of Florida, Tampa Division, in the case of federal district court proceedings, and (c) waive any defense, whether asserted by motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, Tampa Division, is an improper or inconvenient venue. In an mediation, arbitration or legal proceeding arising out of Executive's employment with the Company, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in enforcing, defending, or prosecuting the Agreement or any claim arising out of Executive's employment with the Company.


                                  SECTION XVII
                                     NOTICES

         All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made and effective on the fifth business day after mailing, if delivered by first-class postage prepaid, registered United States mail, with return receipt requested, or when received, if delivered by hand, overnight delivery service or confirmed facsimile transmission, to the following:

                  (a)      If to the Company, at:

                           PharMerica, Inc.
                           3611 Queen Palm Drive
                           Tampa, Florida 33619

or at such other address as may have been furnished to the Executive by the Company in writing in accordance with the notice provisions of this Section XVII, with a copy to Mark Manner, Harwell, Howard, Hyne, Gabbert & Manner, P.C., 1800 First American Center, 315 Deaderick Street, Nashville, Tennessee 37238; or

                  (b)      If to the Executive, at


                           -------------------------
or such other address as may have been furnished to the Company by the Executive in writing in accordance with the notice provisions of the Section XVII.

                                  SECTION XVIII
                                BINDING AGREEMENT

         This Agreement shall be binding on the parties' successors, heirs and assigns.

                                   SECTION XIX
                             PAYMENTS AFTER DEFAULT

         Notwithstanding anything to the contrary herein, and without limiting the Executive's rights at law or in equity, if the Company fails or refuses to timely pay to the Executive the benefits due under Section VIII or XI hereof, then the compensation under Section VIII A. and XI A. shall be increased, and the benefits under Section VIII A. and XI A. shall be continued, in each case, by one additional day for each day of any such failure or refusal of the Company to pay. In addition, if the Company fails to pay to Executive when due any compensation or other cash sum provided in this Agreement, the Company shall pay to Executive, on demand, interest on any portion of the unpaid amount that is not paid to Executive when due, from the date when due until paid in full, at the annual rate then provided by Florida law for the payment of interest on judgments generally (the current annual rate of interest on judgments prescribed by section 55.03, Florida Statutes, is 10%).

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                       COMPANY

                                       PHARMERICA, INC.

                                       By:
                                           -------------------------------------
                                       Title:
                                              ----------------------------------


                                       EXECUTIVE



                                       -----------------------------------------






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